Exhibit 5

AMENDED AND RESTATED CONFIRMING STATEMENT

This Amended and Restated Confirming Statement amends and restates in its entirety the Confirming Statement of Thomas E. Lynch dated August 16, 2021.

This Statement confirms that the undersigned has authorized and designated Justin C. Jacobs, Eric Yanagi and Deven Petito, each acting singly, to execute and file on the undersigned’s behalf all Forms 3, 4 and 5 and Schedules 13D and 13G (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned’s ownership of or transactions in securities of Superior Industries International, Inc., a Delaware corporation. The authority of Justin C. Jacobs, Eric Yanagi and Deven Petito under this Statement shall continue until the undersigned is no longer required to file any of Forms 3, 4 and 5 and Schedules 13D and 13G with regard to the undersigned’s ownership of or transactions in securities of Superior Industries International, Inc., unless earlier revoked in writing. The undersigned acknowledges that Justin C. Jacobs, Eric Yanagi and Deven Petito are not assuming any of the undersigned’s responsibilities to comply with Section 16 or Section 13 of the Securities Exchange Act of 1934, as amended.

Dated: January 12, 2024	/s/ Thomas E. Lynch
Thomas E. Lynch